Exhibit 23.5

20th April, 2022

Virax Biolabs Group Limited 30 Broadwick Street London, W1F 8LX United Kingdom

Re: Virax Biolabs Group Limited

Ladies and Gentlemen:

We have acted as People’s Republic of China (“PRC”) counsel to Virax Biolabs Group Limited, a Cayman Islands company (the “Company”), and its subsidiary established in PRC in connection with (a) the proposed initial public offering of a certain number of Class A ordinary shares (the “Offered Class A Ordinary Shares”), par value of US$0.0001 per share, of the Company, by the Company as set forth in the Company’s registration statement on Form F-1, including all amendments or supplements thereto (the “Registration Statement”), initially filed by the Company with the Securities and Exchange Commission under the U.S. Securities Act of 1933 on December 27, 2021 (as amended) in relation to the Offering, and (b) the Company’s proposed listing of the Offered Class A Ordinary Shares on the Nasdaq Capital Market.

We hereby consent to the use of this consent as an exhibit to the Registration Statement, to the use of our name as your People’s Republic of China counsel and to all references made to us in the Registration Statement and in the prospectus forming a part thereof.

Very truly yours,

/s/ Zhong Lun Law Firm

Zhong Lun Law Firm